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                     [LETTERHEAD OF HOWARD, DARBY & LEVIN]

                                                                       Exhibit 5

                                          July 2, 1998

Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, NY 11788

    Ladies and Gentlemen:

    In connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission on or around July 2, 1998, of (a) $575,000,000 aggregate principal amount of the Series B 6 1/4% Senior Notes due 2003 (the "Exchange Notes due 2003"), (b) $825,000,000 aggregate principal amount of the Series B 6 3/8% Senior Notes due 2005 (the "Exchange Notes due 2005") and (c) $350,000,000 aggregate principal amount of the Series B 6 1/2% Senior Notes due 2008 (the "Exchange Notes due 2008", and together with the Exchange Notes due 2003 and the Exchange Notes due 2005, the "Exchange Notes"), by Computer Associates International, Inc., a Delaware corporation (the "Company"), we have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

    We have assumed that the Company is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and that it has or had all requisite power and authority to execute, deliver and perform the Indenture, dated as of April 24, 1998, between the Company and The Chase Manhattan Bank, as Trustee (the "Indenture"), and to issue the Exchange Notes.

    Upon the basis of such examination and subject to the foregoing assumptions, we advise you that, in our opinion, when the Registration Statement has become effective under the Act, and the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and issued in exchange for (x) $575,000,000 aggregate principal amount of the Company's 6 1/4% Senior Notes due 2003, in the case of the Exchange Notes due 2003, (y) $825,000,000 aggregate principal amount of the Company's 6 3/8% Senior Notes due 2005, in the case of the Exchange Notes due 2005, and (z) $350,000,000 aggregate principal amount of the Company's 6 1/2% Senior Notes due 2008, in the case of the Exchange Notes due 2008, in each case in accordance with the exchange offer contemplated by the Registration Statement, and assuming compliance with the Act, the Exchange Notes will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights, to general equity principles, and to the qualification that we express no opinion with respect to waivers contained in Section 6.12 of the Indenture.

    We are members of the bar of the State of New York. We do not purport to be experts in, and we do not express any opinion on, any laws other than the law of the State of New York, the Delaware General Corporation Law and the Federal law of the United States of America.

    We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,

                                          HOWARD, DARBY & LEVIN